SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to 14a-12


                              PATHMARK STORES, INC.

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                (Name of Registrant as Specified in Its Charter)


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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1.  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    2.  Aggregate number of securities to which transaction applies:

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    3.  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    4.  Proposed maximum aggregate value of transaction:

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    5.  Total fee paid:

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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1.  Amount Previously Paid:
                               -------------------------------------------------
    2.  Form Schedule or Registration Statement No.:
                                                    ----------------------------
    3.  Filing Party:
                     -----------------------------------------------------------
    4.  Date Filed:
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[PATHMARK LOGO] [GRAPHIC OMITTED]

                              Special Announcement
                               Voice Mail Message
                                 March 24, 2005

Good morning. Today I have a special and exciting message for you. In December when we announced that our Board was considering strategic alternatives for Pathmark, I promised that I would communicate a decision to you as soon as I legally could. Well, I am pleased to inform you that we have reached a definitive agreement with The Yucaipa Companies under which they will invest $150 million in Pathmark. Yucaipa is an investment firm that has a distinguished history in the supermarket business, including investments in companies such as Ralph's, Smith's Food and Drug, and Fred Meyer. Our agreement with Yucaipa was announced in a press release just a few minutes ago.

A Newswatch with more details including the full press release will be e-mailed to every store later this morning. Please make sure this information gets posted for all your associates to see. We will also be circulating the Newswatch in Milik Street and the GMDC Facility.

Additionally, we will be conducting a GSM Webcast tomorrow morning at 8:30 AM to provide an opportunity to answer any questions you or your associates may have. Please submit any questions you would like us to answer to Bob Joyce via e-mail by 3:00 p.m. today. We will attempt to answer as many questions as possible on the Webcast. Due to the busy holiday business, GSM's, please plan on doing the Webcast from your home store. You should plan on signing on to the call at 8:15 a.m. sharp.

For Milik Street and other support associates, there will be Town Hall meetings conducted on Friday morning. Details on these meetings will be e-mailed out later this morning.

This transaction is exciting news for every Pathmark associate, and I do appreciate your dedication and efforts, especially over the last few months. Right now, we are in the midst of a very busy and important Easter holiday program and we need everyone to stay focused on taking care of our customers and optimizing our sales and profits. I know I can count on every one of you to do that.

Thank you, and I will talk to you later and tomorrow.

Important Information

In connection with the proposed transaction, Pathmark Stores, Inc. will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Pathmark Stores, Inc. at the Securities and Exchange Commission's website at www.sec.gov. The proxy statement and such other documents may also be obtained for free from Pathmark Stores, Inc. by directing such request to Pathmark Stores, Inc., Attention: Marc Strassler, Senior Vice President, General Counsel and Secretary, 200 Milik Street, Carteret, New Jersey 07008, Telephone: (732) 499-3000.

Pathmark Stores, Inc. and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed transaction. Information concerning the interests of Pathmark Stores, Inc.'s participants in the solicitation will be set forth in the proxy statement and other relevant materials to be filed with the Securities and Exchange Commission when they become available.


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